Exhibit 99.1

BlueLinx Announces Chief Financial Officer Transition

ATLANTA, January 13, 2025 - BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today announced that Andrew Wamser is resigning from his position as Senior Vice President, Chief Financial Officer and Treasurer to take another opportunity outside of the building products industry. Mr. Wamser’s last day with the Company will be January 24, 2025. As the Company commences a search for Mr. Wamser’s successor, Kimberly DeBrock, BlueLinx’s Vice President and Chief Accounting Officer, will serve as interim Principal Financial Officer.

"On behalf of the Board and management team, we wish Andy the best in his new role and appreciate his support to ensure a smooth transition,” said Shyam Reddy, President and CEO. “Andy’s contributions have been numerous, and he leaves at a time when the Company is in a very strong financial position. We remain committed to our efforts to become the most technologically advanced two-step building products distributor in the United States, to successfully execute on our corporate growth strategy, and to opportunistically return capital to shareholders."

“I would like to thank Shyam and the Board for the opportunity to be part of the tremendous BlueLinx team,” said Mr. Wamser. “I am proud of our accomplishments and believe the Company is very well-positioned for continued success.”

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, and industrial products. With a strong market position, broad geographic coverage footprint servicing fifty states, and the strength of a locally focused sales force, we distribute a comprehensive range of products to our customers which include national home centers, pro dealers, cooperatives, specialty distributors, regional and local dealers, and industrial manufacturers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers, and we operate our business through a broad network of distribution centers. To learn more about BlueLinx, please visit www.bluelinxco.com.

INVESTOR & MEDIA CONTACT

Tom Morabito

Investor Relations Officer

(470) 394-0099

investor@bluelinxco.com